As filed with the Securities and Exchange Commission on August 10, 2015

 File No. 811-22420

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]

Amendment No. 12	[X]

OPPENHEIMER MASTER LOAN FUND, LLC

(Exact Name of Registrant as Specified in Charter)

6803 South Tucson Way, Centennial, Colorado 80112-3924

(Address of Principal Executive Offices) (Zip Code)

(303) 768-3200

(Registrant’s Telephone Number, including Area Code)

Arthur S. Gabinet, Esq.

OFI Global Asset Management, Inc.

225 Liberty Street

New York, New York 10281-1008

(Name and Address of Agent for Service)

This Amendment No. 12 to the Registrant’s Registration Statement on Form N-1A (File No. 811-22420) (the “Registration Statement”) consists of the following: (1) the facing sheet of the Registration Statement; (2) Amendment, dated August 10, 2015, to the Registration Statement; and (3) Signature page. Parts A, B and C to the Registration Statement were previously filed on January 28, 2015 and are incorporated by reference.

OPPENHEIMER MASTER LOAN FUND, LLC

Amendment dated August 10, 2015 to the

Registration Statement dated January 28, 2015

This following information supplements and/or replaces the respective information in the Fund’s Prospectus and Statement of Additional Information dated January 28, 2015. This Amendment No. 12 should be read in conjunction with the Fund’s Registration Statement, dated January 28, 2015, and is in addition to any other supplements.

Effective October 28, 2015, the Registration Statement is revised as follows:

1. Item 5(b) is deleted in its entirety and replaced with the following:

Portfolio Manager(s). Joseph Welsh, CFA, has been a Vice President and portfolio manager of the Fund since its inception and David Lukkes, CFA, has been a portfolio manager of the Fund since October 2015.

2. The first paragraph of Item 10(a)(2) is deleted in its entirety and replaced with the following:

Portfolio Managers. The Fund’s portfolio is managed by Joseph Welsh, CFA, and David Lukkes, CFA, who are primarily responsible for the day-to-day management of the Fund’s investments. Mr. Welsh has been a Vice President and portfolio manager of the Fund since its inception and Mr. Lukkes has been a portfolio manager of the Fund since October 2015.

3. The following paragraph replaces the third paragraph of Item 10(a)(2):

Mr. Lukkes has been a senior portfolio manager of the High Yield Corporate Debt Team since January 2015 and a Vice President of the Sub-Adviser since June 2013. He was a Senior Research Analyst for the High Yield Corporate Debt Team from September 2008 to January 2015. He was an Assistant Vice President of the Sub-Adviser from January 2012 to May 2013. Mr. Lukkes is a portfolio manager of other portfolios in the OppenheimerFunds complex.

4. The first paragraph under Item 20(a) is deleted in its entirety and replaced with the following:

In addition to managing the Fund's investment portfolio, each Portfolio Manager also manages other investment portfolios and other accounts on behalf of the Sub-Adviser or its affiliates. The following table provides information regarding the other portfolios and accounts managed by each Portfolio Manager as of September 30, 2014, or as otherwise noted. No portfolio or account has an advisory fee based on performance.

Portfolio Manager	Registered Investment Companies Managed	Total Assets in Registered Investment Companies Managed[1]	Other Pooled Investment Vehicles Managed	Total Assets in Other Pooled Investment Vehicles Managed[2]	Other Accounts Managed	Total Assets in Other Accounts Managed[2,3]
Joseph Welsh	4	$19.95	3	$334.46	2	$100.97
David Lukkes[4]	0	$0	0	$0	0	$0
1.	In billions.
2.	In millions.
3.	Does not include personal accounts of the portfolio managers and their families which are subject to the Code of Ethics.
4.	As of July 31, 2015.
5.	The following paragraph replaces the paragraph under Item 20(c):

As of September 30, 2014 for Mr. Welsh and as of July 31, 2015 for Mr. Lukkes, the Portfolio Managers did not beneficially own any shares of the Fund.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 10th day of August, 2015.

Oppenheimer Master Loan Fund, LLC

By:	Arthur P. Steinmetz*
Arthur P. Steinmetz President and
Principal Executive Officer

*By: /s/ Mitchell Lindauer

Mitchell Lindauer, Attorney-in-Fact

Date: August 10, 2015